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    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    OCTOBER 26, 2001

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WORLD MONITOR TRUST II--SERIES F
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Dear Interest Holder:

Enclosed is the report for the period from September 29, 2001 to October 26, 2001 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of October 26, 2001 was $111.32, an increase of 0.76% from the September 28, 2001 value of $110.48. The year-to-date return for Series F was an increase of 4.13% as of October 26, 2001.

The estimated net asset value per interest as of November 14, 2001 was $110.69. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

Please note that the unit value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
--------------------------------------------------
For the period from September 29, 2001 to
  October 26, 2001
Revenues:
Realized loss on commodity
  transactions........................   $(106,666)
Change in unrealized commodity
  positions...........................     240,527
Interest income.......................      30,634
                                         ---------
                                           164,495
                                         ---------
Expenses:
Commissions...........................      52,167
Management fee........................      17,416
Other transaction fees................         932
Other expenses........................       7,282
Incentive fee.........................          28
                                         ---------
                                            77,825
                                         ---------
Net gain..............................   $  86,670
                                         ---------
                                         ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from September 29, 2001 to
  October 26, 2001
                                              Per
                                 Total      Interest
                              -----------   --------
Net asset value at beginning
  of period (102,313.715
  interests)................  $11,303,830   $ 110.48
Contributions...............       87,900
Net gain....................       86,670
Redemptions.................      (64,426)
                              -----------
Net asset value at end of
  period (102,533.655
  interests)................  $11,413,974     111.32
                              -----------
                              -----------
                                            --------
Change in net asset
  value per interest.....................   $   0.84
                                            --------
                                            --------
Percentage change........................       0.76%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II-- Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             ----------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer